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                                   Exhibit 2
                                    AVONWOOD
                              Capital Corporation
                               532 Avonwood Road
                              Haverford, PA 19041


5/13/95

                       LETTER OF ENGAGEMENT AND AGREEMENT

It is with great pleasure that we present this letter of agreement in which InfoPak, Inc. (the "Company") has agreed to engage the services of Avonwood Capital Corporation (ACC). The terms of the agreement are outlined as follows:


Services It is agreed that "ACC" will render, on a best efforts basis, those services needed by the "Company" which are consistent with the charter of "ACC" which are to include, but not be limited to, business strategy and tactical development, contract and corporate finance negotiations, distribution enhancement, sales expansion, strategic alliance development, corporate consulting/advisory and the arranging of capital as required.


Compensation              (1) It is agreed that "ACC" will be paid $2,500.00
                          per month by the "Company", for each month in advance, with the first payment to be accrued until the realization of capital infusion, which is currently under negotiations or, in the event of an incremental increase in the revenue of the Company, which ever comes first. This annual agreement dated as to this document, automatically renewable unless canceled by either party in writing at least 60 days prior to the renewal date.

                          (2) "ACC" will be paid a sum equal to 5% of the incremental gross generated by any relationship which ACC introduces to the Company.

                          (3) "ACC" will be paid 5% of the incremental gross revenue generated by the successful negotiation between an existing or potential client of the Company where the Company has in writing, authorized ACC's involvement to negotiate, to be consistent with this agreement.

                          (4) It is also agreed that "ACC" will be paid a 5% success fee on all negotiations resulting in a cash payment to the "Company" in which "ACC" is involved.

                          (5) Items 2 and 3 of this document shall have a infinite life.
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                          (6) All payments associated with 2 and 3 will be on
                          terms of 30 days in arrears.

                          (7) ACC will be paid 5% of the incremental gross revenue generated by the Company, benchmarked to the date of this agreement, net of existing relationships as itemized in addendum A dated May 1, 1995, but including those existing relationships that InfoPak has given written permission for ACC to negotiate with.


Equity Allocation         "ACC" will be issued 3% of the fully diluted
                          outstanding stock of the "Company" which will have the covenant of non-dilution. This can be issued in the form of warrants, options or common shares as to ACC's discretion. Benchmarks will be established outlining the distribution of said warrants, options and common shares.


T&E All expenses incurred by "ACC" associated with the normal functions pertaining to this contract will be paid by the "Company" 14 days after submission by "ACC" all expenses will be pre-approved.


If these terms are agreeable to you please sign below and return to "ACC". This will be followed by legal documentation which will cover each of these items in more detail as needed.

We look forward to a successful partnership in achieving the goals and expectations of InfoPak, Inc. and its shareholders.

Agreed to by:

/s/ Thomas R. Smith                   /s/ Sean Lee                           /s/ Paul C. Damiani
----------------------------          ----------------------------------     --------------------------------
Thomas R. Smith                       Sean Lee                               Paul C. Damiani
Managing Director                     Chairman                               Secretary
Avonwood Capital Corporation          InfoPak, Inc.                          InfoPak, Inc.